                                                                 Exhibit 10.14




                                 January 1, 1997



The Board of Directors
IPL Systems, Inc.
124 Acton Street
Maynard, MA  01754

Gentlemen:

     This letter confirms our understanding that IPL Systems, Inc. (the "Company" or "you") has engaged BI Capital ("BI Capital" or "we") to act as its financial advisor with respect to exploring the Company's strategic alternatives with ANDATACO, a California corporation.

     As part of our engagement, Harris Ravine will, if requested:

          a. assist the Company in negotiating with ANDATACO a transaction to merge the two companies;

          b. review with management and other members of the Board the Company's financial plans and analyze its strategic plans and business alternatives; and

          c. assist the Company in evaluating the proposed transaction with ANDATACO.

     In connection with BI Capital's engagement, the Company will furnish BI Capital with all information concerning the Company which BI Capital reasonably deems appropriate and will provide BI Capital with access to the Company's officers, directors, employees, accountants, counsel and other representatives (collectively, the "Representatives"). All non-public information concerning the Company which is given to BI Capital will be used solely in the course of the performance of our services hereunder and will be treated confidentially by us for so long as it remains non-public. Except as otherwise required by law, BI Capital will not disclose this information to a third party without the Company's consent.

     As compensation for our services hereunder, the Company agrees to pay BI Capital as follows:

     1. A financial advisory fee of $25,000 per month payable on the last day of each month until termination of this agreement, and, with respect to the final month of this agreement, prorated for the portion of such month up to the date of termination.

The Board of Directors
IPL Systems, Inc.
January 1, 1997
Page 2

     2. If, during the term of this agreement or six months after the termination by the Company of our engagement, a controlling interest in the Company or substantially all of its assets are acquired by any third party, a transaction fee of $50,000 shall be payable upon the closing of such transaction.

     In connection with this engagement, BI Capital is acting as an independent contractor with duties owing solely to the Company. This agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts, without regard to conflicts of law principles thereof.

     This engagement shall terminate on the date of any definitive agreement between the Company and ANDATACO and may be terminated, with or without cause, at any time by either party upon seven business days notice to the other party. Our obligations with respect to non-public information, however, will survive termination of this agreement.

     We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter.

                                       Very truly yours,

                                       BI CAPITAL


                                       By:  /S/ Harris Ravine
                                          ------------------------
                                         Name:             Harris Ravine
                                         Title:            Managing Director




Accepted and agreed to as of the date
first written above:


IPL SYSTEMS, INC.


By: /S/ Ronald J. Gellert
   --------------------------
         Name:             Ronald J. Gellert
         Title:            President and Chief Executive Officer